EXHIBIT 11

COMPUTATION OF NET INCOME PER SHARE

(Unaudited)

(In thousands, except share data)

	Three Months Ended December 31,		Nine Months Ended December 31,	
	2005	2004	2005	2004
Earnings per common share - basic				
Net income	$ 1,287	$ 920	$ 2,729	$ 2,257
Preferred dividends	-	(16)	-	(114)
Net income - basic	$ 1,287	$ 904	$ 2,729	$ 2,143
Weighted average common shares outstanding – basic	2,509,030	2,462,750	2,506,661	2,346,588
Earning per common share - basic	$ 0.51	$ 0.37	$ 1.09	$ 0.91
Earnings per common share – diluted				
Net income – basic	$ 1,287	$ 904	$ 2,729	$ 2,143
Preferred dividends	-	16	-	114
Net income- diluted	$ 1,287	$ 920	$ 2,729	$ 2,257
Weighted average common shares outstanding – basic	2,509,030	2,462,750	2,506,661	2,346,588
Effect of dilutive securities - convertible preferred stock	-	33,967	-	15,000
Effect of dilutive securities - options	52,692	90,770	60,262	94,065
Weighted average shares outstanding – diluted	2,561,722	2,587,487	2,566,923	2,455,653
Earning per common share-diluted	$ 0.50	$ 0.36	$ 1.06	$ 0.87